Filed Pursuant to Rule 433
Registration Statement No. 333-143339-01
April 16, 2009
FINAL TERM SHEET

U.S.$500,000,000 3.875% Notes due 2014:

Issuer:	StatoilHydro ASA (“StatoilHydro”)

Guarantor:	StatoilHydro Petroleum AS (“StatoilHydro Petroleum”)

Title:	3.875% Notes due 2014 (the “2014 Notes”)

Total initial principal amount:	$500,000,000

Denomination:	The 2014 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	April 23, 2009

Maturity Date:	April 15, 2014

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Interest Rate:	3.875% per annum

Date interest starts accruing:	April 23, 2009

Interest Payment Dates:	April 15 and October 15 of each year, subject to the Day Count Convention, commencing October 15, 2009

Public offering price:	Per Note: 99.607% Total: $498,035,000

Proceeds, after underwriting discount, but before expenses, to us:	Per Note: 99.257%; Total: $496,285,000

Treasury benchmark:	1.75% due March 31, 2014

US treasury yield:	1.763%

Spread to Treasury benchmark:	220 bps

Re-offer yield:	3.963%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor Oslo are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2014 Notes are unsecured and will rank equally with all of StatoilHydro’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law.

Optional tax redemption:	At the option of StatoilHydro or StatoilHydro Petroleum upon certain changes in tax treatment occurring on or after April 16, 2009 as described under “Description of Notes—Optional tax redemption” on page S-3 of the preliminary prospectus supplement.

Optional make-whole redemption:	At the option of StatoilHydro for the greater of (i) 100% of the principal amount and (ii) present value at a discount rate of Treasury plus 35 bps as described under “Description of Notes—Optional make-whole redemption” on page S-4 of the preliminary prospectus supplement.

Sinking fund:	There is no sinking fund.

Further issuances:	StatoilHydro may, at its sole option, at any time and without the consent of the then existing note holders, “reopen” the 2014 Notes and issue an unlimited principal amount of additional 2014 Notes in one or more transactions subsequent to the date of the related preliminary prospectus supplement dated April 16, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2014 Notes, as described on page S-3 of the preliminary prospectus supplement.

Joint-Book Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Co-Manager:	Morgan Stanley & Co. Incorporated

CUSIP Number:	85771S AB2

ISIN:	US85771SAB25

U.S.$1,500,000,000 5.25% Notes due 2019:

Issuer:	StatoilHydro ASA (“StatoilHydro”)

Guarantor:	StatoilHydro Petroleum AS (“StatoilHydro Petroleum”)

Title:	5.25% Notes due 2019 (the “2019 Notes”)

Total initial principal amount:	$1,500,000,000

Denomination:	The 2019 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	April 23, 2009

Maturity Date:	April 15, 2019

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Interest Rate:	5.25% per annum

Date interest starts accruing:	April 23, 2009

Interest Payment Dates:	April 15 and October 15 of each year, subject to the Day Count Convention, commencing October 15, 2009

Public offering price:	Per Note: 99.809% Total: $1,497,135,000

Proceeds, after underwriting discount, but before expenses, to us:	Per Note: 99.359%; Total: $1,490,385,000

Treasury benchmark:	2.75% due February 15, 2019

US treasury yield:	2.825%

Spread to Treasury benchmark:	245 bps

Re-offer yield:	5.275%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor Oslo are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2019 Notes are unsecured and will rank equally with all of StatoilHydro’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law.

Optional tax redemption:	At the option of StatoilHydro or StatoilHydro Petroleum upon certain changes in tax treatment occurring on or after April 16, 2009 as described under “Description of Notes—Optional tax redemption” on page S-3 of the preliminary prospectus supplement.

Optional make-whole redemption:	At the option of StatoilHydro for the greater of (i) 100% of the principal amount and (ii) present value at a discount rate of Treasury plus 35 bps as described under “Description of Notes—Optional make-whole redemption” on page S-4 of the preliminary prospectus supplement.

Sinking fund:	There is no sinking fund.

Further issuances:	StatoilHydro may, at its sole option, at any time and without the consent of the then existing note holders, “reopen” the 2019 Notes and issue an unlimited principal amount of additional 2019 Notes in one or more transactions subsequent to the date of the related preliminary prospectus supplement dated April 16, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2019 Notes, as described on page S-3 of the preliminary prospectus supplement.

Joint-Book Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Co-Manager:	Morgan Stanley & Co. Incorporated

CUSIP Number:	85771S AA4

ISIN:	US85771SAA42
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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Banc of America Securities LLC toll-free 1-800-294-1322 or you may e-mail a request to

dg.prospectus_distribution@bofasecurities.com, (ii) calling Citigroup Global Markets Inc. toll-free 1-877-858-5407 or (iii) calling J.P. Morgan Securities Inc. collect 1-212-834-4533.